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                                                                   EXHIBIT 10.12


                              EMPLOYMENT AGREEMENT


        THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into on May 3, 1999, by and between John Curd, M.D., a resident of California ("Curd"), and VaxGen, Inc., a Delaware corporation (the "Company").

                                   WITNESSETH:

        WHEREAS, the Company desires to employ Curd as Senior Vice President of Medical Affairs, and Curd desires to be so employed;

        WHEREAS, Curd is a current employee of Genentech, Inc. ("Genentech");

        WHEREAS, the Company and Curd desire to set forth in writing the terms of their agreement with respect to Curd's employment with the Company and the termination of Curd's employment with Genentech;

        NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the parties agree as follows:

        1. Employment. The Company hereby employs Curd as its Senior Vice President of Medical Affairs, and Curd hereby accepts such employment upon the terms and conditions set forth in this Agreement.

        2. Term. Curd's employment will begin on June 1, 1999 and will continue for an initial term of four years ending May 31, 2003. Thereafter, Curd's employment will be automatically renewed for successive one-year terms, unless notice of termination is given by either party to the other at least thirty days before the expiration of the then current term.

        3. Duties. Curd will perform such executive and administrative duties consistent with his position as Senior Vice President of Medical Affairs of the Company as are reasonably assigned to him by the Board and will be given such executive and administrative powers and authority as may be needed to carry out those duties. Curd shall report directly to the President of the Company. Curd will be responsible for the clinical, data management, biostatistics, regulatory, and medical affairs of the Company. The Company will provide to Curd an office and staff in Brisbane, CA as are required for the performance of his duties.

        4. Transition. It is agreed by Curd and the Company that appropriate assistance will be provided to Genentech, to minimize the disruption that may result due to Curd's departure and in the event that Genentech is required to employ a replacement for Curd. The Company agrees, for a period of up to three months, to allow Curd to assist Genentech by providing up to 50% of his time. It is


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understood that Genentech would pay for the use of his time and that the Company would pro-rate Curd's salary accordingly.

        5. Compensation. The Company will pay Curd an annual base salary of $225,000 for the first year of employment. Curd's annual base salary will be payable semi-monthly. Curd will have the opportunity for an annual bonus of up to 30% of annual salary and up to 10,000 options under the Company's stock option plan, such bonuses to be determined solely by the Board of Directors. Curd's salary and bonuses will be considered annually for potential increase by the Compensation Committee of the Board of Directors.

        Curd currently has an outstanding loan through Genentech, Inc., in the amount of $96,822.00. The Company will assume said loan in behalf of Curd. Soon after the effective date of this Agreement, Curd will execute an interest-free promissory note with the Company, which will state the repayment terms and schedule. The Company will impute a fair market interest on the loan and include such interest as compensation on Curd's W-2. Curd agrees to retire the outstanding loan by the termination of this Agreement.

        6. College Tuition Reimbursement. The Company will provide to Curd a college tuition reimbursement program for two of Curd's college-aged children, Jonathan and Edward. The remaining years of college are two and three years, respectively. The program will provide tuition reimbursement of up to $10,000 tuition per child per year starting in the year 1999-2000. Such tuition reimbursement will be subject to the necessary federal and state withholdings.

        7. Stock Options.

               (a) Initial Stock Option Grant: Curd shall receive incentive and non-qualified options to purchase 125,000 shares of Common Stock of VaxGen at $9.50 per share (with as many shares allocated to an incentive stock option as is permissible under applicable laws). The stock options will be administered according to the VaxGen's Stock Option Plan and shall vest over time as indicated in the Stock Option Plan. The options shall accelerate in full immediately upon occurrence of any of the following events: (i) Change of Control (as defined below) of VaxGen, or (ii) termination of Curd's employment without cause or by Curd for Good Reason (as defined below). Upon an occurrence of event described in (ii) above, the right to exercise all nonqualified stock options shall be extended to one year from the date of termination.

        (b) Change of Control. In the event the Company undergoes a change of control (a "Change of Control") by virtue of (a) its sale or exchange of stock (resulting in a shareholder of the Company holding less than 50% or more of its outstanding equity and underlying options and warrants) in a transaction or series of transactions occurring in any 12 month period, and/or (b) Genentech increases


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its holding in the Company to a level of 50% or more of the Company's outstanding equity, underlying options and warrants in a transaction or series of transactions, Curd shall receive a one time bonus of 37,500 shares of common stock.

        8. Expenses. The Company will reimburse Curd for travel, entertainment and other expenses reasonably incurred by him in connection with his employment under this Agreement upon presentation of appropriate vouchers or receipts.

        9. Benefits. Curd shall have the right, on the same basis as other members of senior management of Company, to participate in and to receive benefits under any of Company's employee benefit plans, in effect from time to time. Specifically, Company will use its best efforts to obtain medical insurance coverage for his condition of acoustic neuroma. In addition, Curd shall be entitled to the benefits afforded to other members of senior management under Company's paid time off, holiday and business expense reimbursement policies.

        10. Sabbatical. Curd shall be able, during the term of this Agreement, to take a 6-week sabbatical, during which he will attend an intensive executive management program of his choosing. The Company will pay for the cost of this professional development program. During the sabbatical, Curd's salary and all other benefit programs that he participates in will continue uninterrupted.

        11. Early Termination of Employment. Employment under this Agreement will terminate prior to expiration of the term upon any of the following:

               (a) Death. Curd's employment hereunder shall terminate upon his death.

               (b) Disability. The Company may terminate Curd's employment hereunder if he has been unable to perform his duties hereunder for a period of six consecutive months and if he has not resumed on a full-time basis the performance of such duties within thirty days after written notice from the Company of its intent to terminate his employment due to disability.

               (c) Cause. The Company may terminate Curd's employment hereunder for Cause. For purposes of this Agreement, the term "Cause" means (i) willful and repeated failure by Curd to perform his duties hereunder which is not remedied within thirty days after written notice from the Company, (ii) conviction of Curd for a felony, or (iii) Curd's dishonesty that is demonstrably and materially injurious to the Company.

               (d) Termination by Curd. Curd may terminate his employment hereunder for Good Reason. For purposes of this Agreement, the term "Good Reason" shall mean (i) the Company substantially reducing Curd's duties, position, authority or responsibility hereunder and not reinstating the same within thirty days after


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written notice from Curd, or (ii) breach by the Company of its obligations this
Agreement if not remedied within thirty days after written notice from Curd.

        12. Benefits Upon Termination.

                (a) Voluntary Termination, Termination for Cause for Due to Death or Disability. In the event Curd's voluntary termination from employment with Company or termination of Curd's employment as a result of his death or disability or for Cause, Curd shall be entitled to no compensation or benefits from Company other than those earned under paragraph 7 above through the date of his termination or in the case of any stock options, vested through the date of his termination.

               (b) Termination Without Cause or for Good Reason. If Curd's employment is terminated by Company for any reason other than for cause or by Curd for Good Reason, Curd shall be entitled to the following separation benefits:

                      (i) all accrued compensation (including pro-rated target bonus) and benefits through the date of termination;

                      (ii) continued payment of Curd's salary at his Base Salary rate, less applicable withholding, for twelve (12) months following his termination; and

                      (iii) acceleration of vesting of his options as provided in paragraph 7 above.

        13. Restrictive Covenants.

               (a) Confidential Information. Curd acknowledges that, during the course of his employment with the Company, he will have access to confidential information and biological materials not generally known outside the Company (whether conceived or developed by Curd or others) and confidential information and biological materials entrusted to the Company by third parties, including, without limitation, trade secrets, techniques, formulae, biological materials, marketing and other business plans, data, strategies and forecasts (collectively, "Confidential Information"). Any Confidential Information conceived or developed by Curd during employment will be the exclusive property of the Company. Except as may be necessary in connection with the Company's business, Curd will not (during or after his employment with the Company) disclose Confidential Information to any third person, firm or entity or use Confidential Information for his own purposes or for the benefit or any third person, firm or entity. In his work for the Company, Curd will refrain from unauthorized use or disclosure of


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information and biological materials owned by former employers or other third parties.

               (b) Inventions. Curd will promptly disclose to the Company any discoveries, inventions, formulae and techniques, whether or not patentable, made, conceived or first reduced to practice by him, either alone or together with others, during his employment with the Company (collectively, the "Inventions"). Curd hereby assigns to the Company all of his right, title and interest in and to any Inventions. Curd will execute such documents and take such other actions as may be reasonably requested by the Company (at the Company's expense) to enable the Company to apply for, obtain, maintain and enforce patents on any of the Inventions or to facilitate the transfer or assignment of any of the Company's rights with respect to the Inventions and patents.

               (c) Company Documents. Upon the termination of his employment, Curd will deliver to the Company all documents and other tangible property containing Confidential Information which are then in his possession or control.

               (d) Covenant Not to Compete. Curd acknowledges that his duties hereunder and the services he will provide to the Company are of a special, unique, unusual and extraordinary character, which gives this Agreement particular value to the Company, and that it would be difficult to employ any individual or individuals to replace Curd in the performance of such duties and services. Therefore, during employment and for a period of one year after the termination of his employment with the Company, Curd will not, directly or indirectly, enter into, organize, control, engage in, be employed by, serve as a consultant to, be an officer or director of or have any direct or indirect investment in any business, person, partnership, association, firm or corporation engaged in any business activity (including, but not limited to, research, development, manufacturing, selling, leasing, licensing or providing services) which is competitive with the business and/or scientific activities that the Company is developing or exploiting during Curd's employment with the Company. Nothing contained in this Agreement shall be construed to prevent Curd from owning at any time, directly or indirectly, as much as 5% of any class of equity securities issued by any corporation or other entity which are publicly traded and registered under the Securities and Exchange Act of 1934, as amended.

        14. Indemnification. The Company will indemnify Curd to the fullest extent permitted by law and will hold harmless from and against any claim, liability or expense (including reasonable attorneys' fees) made against or incurred by Curd in connection with his relationship with the Company. This obligation will include, without limitation, prompt payment in advance of any and all costs of defending the same, including attorney fees.


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        15. No Impediment to Agreement. Except as otherwise disclosed herein,
Curd hereby represents to the Company that he is not, as of the date hereof, and will not be, during employment with the Company, employed under contract, oral or written, by any other person, firm or entity and is not and will not be bound by the provisions of any restrictive covenant or confidentiality agreement which would constitute an impediment to, or restriction upon, his ability to enter into this Agreement and to perform the duties of his employment.

        16. Notices. Any notice under this Agreement must be in writing and will be deemed to have been given when personally delivered or mailed by first-class or express mail to the recipient at the following address (or such other address as shall be specified by prior written notice):

        To the Company                           VaxGen, Inc.
                                                 1000 Marina Blvd., Suite 200
                                                 Brisbane, CA 94005

        Copy to:                                 Ralph Pais, Esq.
                                                 Fenwick & West LLP
                                                 Two Palo Alto Square
                                                 Palo Alto, CA 94306

        To John Curd, M.D.                       Dr. John Curd
                                                 VaxGen, Inc.
                                                 1000 Marina Blvd., Suite 200
                                                 Brisbane, CA 94005


        17. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the interpretation of this Agreement in any other jurisdiction.

        18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the law of conflicts.

        19. Successors and Assigns. The services and duties to be performed by Curd hereunder are personal and may not be assigned. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and Curd, his heirs and representatives.


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        20. Complete Agreement. This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements between the parties concerning the subject matter hereof.

        21. Waiver. Failure by either party to insist upon strict adherence to any one or more of the provisions of this Agreement on one or more occasions shall not be construed as a waiver, nor shall it deprive that party of the right to require strict compliance thereafter.

        22. Survival. The obligations set forth in paragraph 13 shall survive termination of this Agreement.

        23. Amendments. No amendment hereto, or waivers or releases of obligations or liabilities hereunder, shall be effective unless agreed to in writing by the parties hereto.

        24. Withholding. The Company may deduct and withhold from the payments to be made to Curd hereunder any amounts required to be deducted and withheld by the Company under the provisions of any statute, law, regulation or ordinance now or hereafter enacted.

        IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

VaxGen, Inc.


By: /s/ ROBERT C. NOWINSKI
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Its:  Chairman
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/s/ JOHN G. CURD, M.D.
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John Curd, M.D.